SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [ X ]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or
        Section 240.14a-12

                                Banta Corporation
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                                BANTA CORPORATION
                                 225 Main Street
                            Menasha, Wisconsin 54952


                    Notice of Annual Meeting of Shareholders
                            To Be Held April 28, 1998


   To the Shareholders of Banta Corporation:

             You are hereby notified that the annual meeting of shareholders of Banta Corporation will be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday,
   April 28, 1998, at 2:00 p.m., Central Time, for the following purposes:

             1.   To elect nine directors to serve for the ensuing year.

             2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

             The Board of Directors has fixed the close of business on March 6, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

             We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If, for any reason, you should subsequently change your plans, you can, of course, revoke the proxy at any time before it is actually voted.


                                      By Order of the Board of Directors
                                      BANTA CORPORATION

                                      /s/ Ronald D. Kneezel

                                      Ronald D. Kneezel
                                      Secretary

   Menasha, Wisconsin
   March 20, 1998

                                BANTA CORPORATION
                                 225 Main Street
                            Menasha, Wisconsin 54952

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 28, 1998

             This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Banta Corporation, a Wisconsin corporation (the "Company"), beginning on or about March 20, 1998, in connection with a solicitation of proxies by the Board for use at the annual meeting of shareholders to be held on Tuesday, April 28, 1998, at 2:00 p.m., Central Time, at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin, and all adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by giving notice thereof to the Company in writing or in open meeting, by attending the Annual Meeting and voting in person, or by delivering a proxy bearing a later date.

             A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the nine persons nominated for election as directors referred to herein and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

             Only holders of record of the Company's common stock, $.10 par value (the "Common Stock"), at the close of business on March 6, 1998 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 29,727,419 shares of Common Stock, each of which is entitled to one vote per share.

                              ELECTION OF DIRECTORS

             At the Annual Meeting, the shareholders will elect nine directors of the Company, each to hold office until the 1999 annual meeting of shareholders and until his or her successor is duly elected and has qualified. Set forth below are the Board's nominees to serve as directors of the Company. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the nine persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

             The following sets forth certain information, as of March 6, 1998, about each of the Board nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.

                                         Principal Occupation; Office, if
                              Director   any, Held in the Company; Other
    Name                 Age   Since            Directorships

    Jameson A. Baxter     54    1991    President, Baxter Associates, Inc.
                                        (management and financial
                                        consulting); Trustee of The Putnam
                                        Funds; Director of Avondale
                                        Financial Corporation.

    Donald D. Belcher     59    1994    Chairman since May 1, 1995 and
                                        President and Chief Executive
                                        Officer since January 1, 1995 of the
                                        Company; President and Chief
                                        Operating Officer of the Company
                                        from September 1, 1994 to January 1,
                                        1995; Senior Group Vice President of
                                        Avery Dennison Corporation
                                        (diversified manufacturing company)
                                        from 1990 until joining the Company;
                                        Director of Hunt Corporation.

    George T. Brophy      63    1986    Chairman, President and Chief
                                        Executive Officer of ABT Building
                                        Products Corporation (building
                                        materials); Director of ABT Building
                                        Products Corporation.

    William J. Cadogan    49    1993    Chairman since November, 1993, Chief
                                        Executive Officer since November,
                                        1991, and President since May, 1990
                                        of ADC Telecommunications, Inc.
                                        (transmission, networking and
                                        broadband connectivity products);
                                        Director of ADC Telecommunications,
                                        Inc., Excel Switching Corp. and
                                        Pentair Corporation.

    Henry T. DeNero       52    1996    Executive Vice President of First
                                        Data Corporation (an information
                                        processing and computer services
                                        company) since 1995; Vice Chairman
                                        of Dayton Hudson Corporation
                                        (retailing) from 1992 to 1994.

    Richard L. Gunderson  64    1995    Chairman of Aid Association for
                                        Lutherans (fraternal benefit society
                                        providing insurance and financial
                                        services).

    Gerald A. Henseler    57    1982    Executive Vice President and Chief
                                        Financial Officer of the Company.

    Bernard S. Kubale     69    1973    Partner, law firm of Foley &
                                        Lardner, Milwaukee, Wisconsin;
                                        Director of Consolidated Papers,
                                        Inc. and Schultz Sav-O-Stores, Inc.

    Michael J. Winkler    52    1996    Senior Vice President and Group
                                        General Manager of Compaq Computer
                                        Corporation (computer services)
                                        since 1995; Vice President and
                                        General Manager of Toshiba American
                                        Information Systems (computer
                                        services) prior thereto.

             Directors are elected by a plurality of the votes cast (assuming a quorum is present). An abstention from voting will be tabulated as a vote withheld on the election, and will be included in computing the number of shares present for purposes of determining the presence of a quorum, but will not be considered in determining whether each of the nominees has received a plurality of the votes cast at the Annual Meeting. A broker or nominee holding shares registered in its name, or the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has the discretion to vote the beneficial owner's shares with respect to the election of directors.

             THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                               BOARD OF DIRECTORS

   General

             The Board held six meetings in 1997. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during 1997.

             The Company has Audit, Compensation, Stock Option and Nominating Committees of the Board. The Audit Committee consists of Messrs. Brophy and Kubale and Donald Taylor (Chairperson). Mr. Taylor will retire as a director of the Company effective at the time of the Annual Meeting. The principal functions performed by the Audit Committee, which met three times in 1997, are to meet with the Company's independent public accountants before the annual audit to review procedures and the scope of the audit; to review the results of the audit; to review the financial control mechanisms used by the Company and the adequacy of the Company's accounting and financial controls; and to annually recommend to the Board a firm of independent public accountants to serve as the Company's auditors. The Compensation Committee consists of Ms. Baxter and Messrs. Cadogan, Gunderson, Kubale (Chairperson), Taylor and Winkler. The principal functions of the Compensation Committee, which met four times in 1997, are to administer the Company's deferred and incentive compensation plans; to annually evaluate salary grades and ranges; to establish guidelines concerning average compensation increases; and to specifically establish compensation (except for awards under the Company's equity incentive plans) of all officers, directors and subsidiary or division presidents. The Stock Option Committee consists of Ms. Baxter (Chairperson) and Messrs. Brophy, Cadogan, DeNero and Taylor. The principal function of the Stock Option Committee, which met three times in 1997, is to administer the Company's equity incentive plans. The Nominating Committee consists of Ms. Baxter and Messrs. Belcher, DeNero, Gunderson (Chairperson) and Kubale. The principal functions of the Nominating Committee, which met two times in 1997, are to recommend persons to be selected by the Board as nominees for election as directors; to recommend persons to be elected to fill any vacancies on the Board; and to consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board. The Nominating Committee will consider persons recommended by shareholders to become nominees. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company's By-laws also set forth certain requirements for shareholders wishing to directly nominate director candidates for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

   Director Compensation

             Overview of Changes for Fiscal 1997. For fiscal 1997, the Company made two significant changes in the compensation package provided to directors. First, the Company adopted a plan that provides that one-half of the annual retainer fee for directors be paid in Common Stock. The Board believes that tying an additional portion of director compensation to the value of the Common Stock is in the best long-term interests of the Company and its shareholders. Second, the Company terminated its retirement plan for non-employee directors effective January 1, 1997. Details regarding these changes are set forth below.

             Annual Retainer and Meeting Fees. For fiscal 1997, directors of the Company, other than full time employees and Mr. Kubale, received an annual retainer fee of $22,000 ($11,000 of which was payable in shares of Common Stock). In addition, such directors were paid a fee of $1,000 for every Board meeting they attended and $1,000 ($1,250 for the committee chairperson) for every committee meeting they attended. A director may elect to defer all or any part of the cash compensation he or she is entitled to receive for serving as a director, in which case the amount deferred will be paid in cash in three annual installments after such person ceases to be a director and, at the direction of the director, either will be credited with interest at the prime rate or will be treated for valuation purposes as if such deferred compensation had been invested in Common Stock pursuant to the phantom stock subaccount under the director's deferred compensation plan. The portion of the retainer fee payable in Common Stock may also be deferred. Such amount will be credited to the phantom stock subaccount and will ultimately be paid in cash in the same manner as cash retainer fees which are deferred.

             Director Stock Options. In addition to the compensation described above, each of Ms. Baxter and Messrs. Brophy, Cadogan, DeNero, Gunderson, Kubale, Taylor and Winkler automatically received an option for 1,500 shares of Common Stock at a per share exercise price of $25.375 on April 23, 1997 in accordance with the terms of the Company's 1995 Equity Incentive Plan (the "1995 Plan"). Under the terms of the 1995 Plan, each person when first elected as a non-employee director of the Company automatically receives an option for 4,500 shares of Common Stock. The 1995 Plan also provides that, subsequent to the initial grant, each non-employee director (who continues to serve in such capacity) automatically receives an option to purchase an additional 1,500 shares of Common Stock on the day after each annual meeting of shareholders; provided, however, that if a person who is first elected as a non-employee director on the date of the annual meeting of shareholders receives the initial option grant under the 1995 Plan on that date, such director will not be entitled to begin receiving subsequent grants until the day following the next succeeding annual meeting of shareholders. Options granted to non-employee directors under the 1995 Plan have a per share exercise price equal to 100% of the market value of a share of Common Stock on the date of grant and become exercisable six months after the date of grant, except that if the non-employee director ceases to be a director by reason of death, disability or retirement during such six-month period, the option will become immediately exercisable in full. Options granted to non-employee directors under the 1995 Plan terminate on the earlier of (a) ten years after the date of grant or (b) twelve months after the non-employee director ceases to be a director.

             On February 11, 1997, Ms. Baxter exercised an option granted under the Company's 1991 Stock Option Plan (the "1991 Plan") for 2,250 shares and realized a gain of $18,000; on April 1, 1997, Mr. Kubale exercised an option for 2,250 shares granted under the 1991 Plan and realized a gain of $23,625; on April 2, 1997, Mr. Brophy exercised an option granted under the 1991 Plan for 2,250 shares and realized a gain of $23,625; and on April 16, 1997, Mr. Taylor exercised an option granted under the 1991 Plan for 2,250 shares and realized a gain of $24,469. No other options were exercised by non-employee directors during fiscal 1997.

             Termination of Retirement Plan. Non-employee directors of the Company were previously entitled to retirement benefits pursuant to a plan adopted by the Company. For a non-employee director who was fully vested under this plan, the annual amount of the benefit was one-half of the retainer paid to active directors at the time of retirement of the non-employee director. The retirement benefit was payable for the number of whole years, up to a maximum of ten, that the director was a non-employee director of the Company. A non-employee director had no vested interest in the retirement benefit until the completion of three full years of service as a non-employee director. At that time, the benefit was 30% vested, and an additional 10% of the benefit vested with each additional year of service. Effective January 1, 1997, the director retirement plan was terminated pursuant to an agreement with the directors. In lieu of receiving vested benefits thereunder, eligible directors were entitled to receive shares of Common Stock based on the actuarially determined value of each eligible director's vested benefits under the plan. Each of the eligible directors elected to defer his or her stock payment and was credited with phantom stock units under the director's deferred compensation plan, which units will ultimately be paid in cash in three annual installments. Pursuant to the termination of the retirement plan, Ms. Baxter and Messrs. Brophy, Cadogan, Gunderson, Kubale and Taylor were credited with 1,310, 2,460, 923, 1,673, 2,638 and 2,830 phantom stock units, respectively.

                                 STOCK OWNERSHIP

   Management

             The following table sets forth information, as of March 6, 1998, regarding beneficial ownership of Common Stock by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth below, and all of the directors and executive officers as a group. As of March 6, 1998, no director or executive officer of the Company beneficially owned one percent or more of the Common Stock and the directors and executive officers as a group beneficially owned 1.7% of the Common Stock. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

                                              Amount and Nature of
    Name of Beneficial Owner                  Beneficial Ownership(1)(2)

    Jameson A. Baxter   . . . . . . . . . .       16,875
    Donald D. Belcher   . . . . . . . . . .      150,166(3)
    George T. Brophy  . . . . . . . . . . .       17,475
    William J. Cadogan  . . . . . . . . . .       10,800
    Henry T. DeNero . . . . . . . . . . . .        8,300
    Richard L. Gunderson  . . . . . . . . .       16,500
    Gerald A. Henseler  . . . . . . . . . .      137,893(4)
    Bernard S. Kubale   . . . . . . . . . .       13,518
    Donald Taylor   . . . . . . . . . . . .       12,271(5)
    Michael J. Winkler  . . . . . . . . . .        7,481
    John E. Tiffany   . . . . . . . . . . .       27,206(6)
    Dennis J. Meyer . . . . . . . . . . . .       22,308
    Ronald D. Kneezel . . . . . . . . . . .       43,499
    All directors and executive
      officers as a group (15 persons)  . .      524,656

   ________________
   (1) Includes shares subject to currently exercisable options and options exercisable within 60 days of March 6, 1998 as follows: Ms. Baxter, 4,500 shares; Mr. Belcher, 109,166 shares; Mr. Brophy, 6,750 shares; Mr. Cadogan, 6,000 shares; Mr. DeNero, 6,000 shares; Mr. Gunderson, 9,000 shares; Mr. Henseler, 38,500 shares; Mr. Kubale, 4,500 shares; Mr. Taylor, 6,750 shares; Mr. Winkler, 6,000 shares; Mr. Tiffany, 14,626 shares; Mr. Meyer, 18,000 shares; Mr. Kneezel, 27,500 shares; and all directors and executive officers as a group, 279,125 shares.

   (2) Does not include holdings of phantom stock units by non-employee directors as follows: Ms. Baxter, 2,424 units; Mr. Brophy, 4,446 units; Mr. Cadogan, 1,846 units; Mr. DeNero, 1,899 units; Mr. Gunderson, 2,614 units; Mr. Kubale, 2,700 units; Mr. Taylor, 3,593 units; and Mr. Winkler, 409 units. The value of the phantom stock units is based upon and fluctuates with the market value of the Common Stock.

   (3) Includes 1,000 shares held by Mr. Belcher's spouse. Mr. Belcher shares voting and investment power over these shares.

   (4) Includes 27,915 shares held by Mr. Henseler's spouse and 7,661 shares held by trusts for the benefit of Mr. Henseler's daughter. Mr. Henseler shares voting and investment power over these shares.

   (5) Mr. Taylor will retire as a director of the Company effective at the time of the Annual Meeting.

   (6) Includes 3,164 shares held by Mr. Tiffany's spouse. Mr. Tiffany shares voting and investment power over these shares.

   Other Beneficial Owners

             The following table sets forth information, as of December 31, 1997, regarding beneficial ownership by the only persons known to the Company to own more than 5% of the outstanding Common Stock. The beneficial ownership set forth below has been reported on filings made on
   Schedule 13G with the Securities and Exchange Commission by the beneficial owners.

                          Amount and Nature of Beneficial Ownership

   Name and Address          Voting Power    Investment Power
   of Beneficial Owner       Sole    Shared   Sole  Shared  Aggregate  Class

   The Capital Group
   Companies, Inc.(1)
   333 South Hope Street
   Los Angeles, CA  90071    151,000   0    1,932,180   0    1,932,180  6.5%

   Lazard Freres & Co. LLC
   30 Rockefeller Plaza
   New York, NY  10020     1,639,850   0    1,752,600   0    1,752,600  5.9%

   FMR Corp.(2)
   82 Devonshire Street
   Boston, MA  02109         123,500   0    1,605,100   0    1,605,100  5.4%

   ______________________________
        (1) The Company has been advised that The Capital Group Companies, Inc. is the parent holding company of six separate investment management companies, three of which are based in the United States. The Company is further advised that, at December 31, 1997, one of the U.S.-based entities exercised investment power over 1,650,000 shares of Common Stock as a result of acting as an investment adviser to various investment companies. The Capital Group Companies, Inc. disclaims beneficial ownership of the shares of Common Stock reflected in the table.

        (2) The Company has been advised that FMR Corp. is the parent holding company of Fidelity Management & Research Company, an investment adviser to various investment companies, and Fidelity Management Trust Company, an investment manager of institutional accounts. The shares of Common Stock reflected in the table are beneficially owned by the above-referenced subsidiaries of FMR Corp.

                             EXECUTIVE COMPENSATION

   Summary Compensation Information

             The following table sets forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to certain executive officers of the Company. The persons named in the table are sometimes referred to herein as the "named executive officers."

                                                     Summary Compensation Table
                                                                                  Long Term Compensation
                                                   Annual Compensation (1)         Awards
                                                                                 Securities       Payouts
                                                                                 Underlying        LTIP          All Other
    Name and Principal Position            Year       Salary       Bonus           Options       Payouts(2)    Compensation(3)
    Donald D. Belcher                      1997      $419,000    $   0               55,000      $  0            $ 3,200
      Chairman of the Board,               1996       400,000        0               50,000         0              3,904
      President and Chief                  1995       375,000      244,988           37,500        32,222         98,691
      Executive Officer

    Gerald A. Henseler                     1997       313,000        0               18,000         0              3,200
      Executive Vice President             1996       300,000        0               18,000         0              3,288
      and Chief Financial Officer          1995       287,500      159,074           15,000        51,900          6,264

    John E. Tiffany                        1997       182,500        0               12,000         0              2,375
      Vice President                       1996       174,500        0               12,000         0              2,447
      Manufacturing                        1995       167,000       75,701            9,750        31,867          3,774

    Dennis J. Meyer                        1997       182,000        0               10,000         0              3,167
      Vice President                       1996       175,000        0                9,000         0              3,126
      Marketing and Planning               1995       168,000       86,154            9,000         0              3,783

    Ronald D. Kneezel                      1997       179,500        0               12,000         0              3,167
      Vice President, General              1996       171,000        0               12,000         0              3,034
      Counsel and Secretary                1995       162,500       73,661           10,500        30,967          3,389
   _________________________

   (1)  Certain personal benefits provided by the Company to the named executive officers are not included in the table.
        The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year.

   (2)  Consists of awards under the Company's Long Term Incentive Plan, with respect to successive three-year performance periods.  The Long Term Incentive Plan has been discontinued.

   (3)  For fiscal 1997, consists of Company matching contributions under the Company's Incentive Savings Plan, which is a profit sharing plan under Section 401(k) of the Internal Revenue Code.


   Stock Options

             The Company has in effect equity plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following table presents certain information as to grants of stock options made during fiscal 1997 to each of the named executive officers.

                                            Option Grants in 1997 Fiscal Year
                                                                                                          Grant Date
                                                   Individual Grants                                         Value
                                                              Percentage of
                                            Number of         Total Options
                                            Securities         Granted to     Exercise or                 Grant Date
                                            Underlying        Employees in    Base Price    Expiration      Present
    Name                               Options Granted (1)    Fiscal Year      ($/share)       Date        Value (2)
    Donald D. Belcher . . . . . . . .         55,000              13.7%         $26.375     10/27/07       $407,000
    Gerald A. Henseler  . . . . . . .         18,000               4.5           26.375     10/27/07        133,200
    John E. Tiffany . . . . . . . . .         12,000               3.0           26.375     10/27/07         88,800
    Dennis J. Meyer   . . . . . . . .         10,000               2.5           26.375     10/27/07         74,000
    Ronald D. Kneezel . . . . . . . .         12,000               3.0           26.375     10/27/07         88,800

    ________________________

   (1)  The options reflected in the table (which are nonstatutory stock options for purposes of the Internal Revenue Code) were granted on October 28, 1997 and vest ratably over the three-year period following the date of grant.  The options are subject to early vesting in the case of the optionee's death, disability or retirement after reaching age 65.

   (2)  The option values presented are based on the Black-Scholes option pricing model adopted for use in valuing stock options.
        Material assumptions and adjustments incorporated in the Black-Scholes model in estimating the values of the options reflected in the table above include the following:  (a) an exercise price of the option equal to the fair market value of the underlying stock on the date of grant; (b)  a risk-free rate of return equal to 6.03%, representing the interest rate on a U.S. Treasury security with a maturity date corresponding to the term of the option; (c) volatility of 24.1%, which was calculated using daily Common Stock prices for the five-year period prior to the date of grant; (d) a dividend yield equal to 1.82%, representing the dividend yield on the Common Stock as of the date of grant; (e) an option term of ten years; and (f) reductions of approximately 7.79% to reflect the probability of forfeiture due to termination prior to vesting and approximately 17.69% to reflect the probability of a shortened option term due to termination of employment prior to the expiration date.  The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the price of the Common Stock over the option exercise price on the date that the option is exercised.  There is no assurance that the value realized by an optionee will be at or near the value estimated under the Black-Scholes model.


             The following table sets forth information regarding the exercise of stock options by each of the named executive officers during the 1997 fiscal year and the fiscal year-end value of unexercised options held by such officers.

                                             Aggregated Option Exercises in 1997
                                        Fiscal Year and Fiscal Year-End Option Values
                                                                   Number of Securities      Value of Unexercised In-the-
                                    Shares                         Underlying Unexercised       Money Options at Fiscal
                                   Acquired       Value        Options at Fiscal Year-End            Year-End (1)
         Name                    on Exercise    Realized(1)     Exercisable   Unexercisable     Exercisable   Unexercisable
         Donald D. Belcher . .       0            $  0             109,166       100,834         $ 487,004     $ 278,546
         Gerald A. Henseler  .      13,500         134,325          38,500        35,000           163,800        98,250
         John E. Tiffany . . .       9,562          54,479          14,626        23,250            54,180        65,500
         Dennis J. Meyer . . .       0               0              18,000        19,000            80,970        50,250
         Ronald D. Kneezel . .      11,250         124,593          27,500        23,500           118,070        65,500
        __________________

        (1)  The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and the exercise price of the options at exercise or fiscal year-end, as the case may be.


   Pension Plan Benefits

             The following table sets forth the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Employees Pension Plan as well as under the Company's Supplemental Retirement Plan (which, in part, provides benefits that would otherwise be denied participants by reason of (i) certain Internal Revenue Code limitations on qualified benefit plans and (ii) the exclusion of cash incentive awards and deferred compensation in calculating benefits under the qualified plan). The benefits that are payable under the pension and retirement plans are based upon remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                          Pension Plan Table
   Average Monthly
   Compensation in
   Five Highest                    Yearly Pension After
   Consecutive                  Specified Years of Service
   Years     10 Years  15 Years  20 Years   25 Years   30 Years   35 Years

   $12,000  $ 36,000   $ 46,800  $ 57,600   $ 68,400   $ 79,200   $ 90,000
    15,000    45,000     58,500    72,000     85,500     99,000    112,500
    18,000    54,000     70,200    86,400    102,600    118,800    135,000
    21,000    63,000     81,900   100,800    119,700    138,600    157,500
    24,000    72,000     93,600   115,200    136,800    158,400    180,000
    27,000    81,000    105,300   129,600    153,900    178,200    202,500
    30,000    90,000    117,000   144,000    171,000    198,000    225,000
    33,000    99,000    128,700   158,400    188,100    217,800    247,500
    36,000   108,000    140,400   172,800    205,200    237,600    270,000
    39,000   117,000    152,100   187,200    222,300    257,400    292,500
    42,000   126,000    163,800   201,600    239,400    277,200    315,000

             A participant's remuneration covered by the Company's pension arrangement is such participant's base salary, annual bonus and LTIP payout. The covered remuneration paid for each of the last three fiscal years to the named executive officers is set forth in the Summary Compensation Table under the headings "Salary", "Bonus" and "LTIP Payouts". As of December 31, 1997, Messrs. Belcher, Henseler, Tiffany, Meyer, and Kneezel had completed 3, 31, 9, 4 and 9 years of credited service under the Company's pension plans, respectively. Benefits shown in the table are computed as a straight single life annuity assuming retirement at age 65. The benefits reflected in the table are not subject to reduction for Social Security benefits.

   Agreements with Named Executive Officers

             The Company has an agreement with Mr. Henseler which provides for certain benefits in the event of termination of employment after a change of control of the Company. The principal benefits are: (a) a bonus under any Company bonus or incentive plan or plans for the year in which termination occurs; (b) continued salary payments and life insurance and medical and disability insurance for a maximum of four years, with reduced payments for a surviving spouse; (c) additional pension benefits to fully or partially compensate for the reduction of benefits under the Company's pension plan due to termination of employment; and (d) full exercise rights for all stock options for three months following termination of employment. These benefits are made available if Mr. Henseler's employment is terminated by the Company other than for cause as defined in the agreements or if he terminates his employment because of significant changes made in his working conditions or status without his consent. Continued salary payments and insurance benefits are to be reduced by corresponding payments and benefits obtained from any successor employer. The transactions which are deemed to result in a "change of control" of the Company for purposes of Mr. Henseler's agreement include:
   (1) the acquisition of more than 30% of the voting stock of the Company by any person, organization or group; (2) the sale of all or substantially all of the Company's business or assets; (3) a consolidation or merger, unless the Company or a subsidiary is the surviving corporation; (4) the acquisition of assets or stock of another entity if in connection with the acquisition new persons become directors of the Company and constitute a majority of the Board; and (5) the election in opposition to the nominees proposed by management of two or more directors in any one election on behalf of any person, organization or group.

             The Company also has agreements with Messrs. Belcher, Tiffany, Meyer, Kneezel and certain other officers and key employees which, in addition to benefits similar to those described in (a), (c) and (d) above, provide for continued employment for periods of from one to three years after a change of control (the "Employment Period") and for lump-sum termination payments ranging from a minimum of one year's salary and bonus to a maximum of three year's salary and bonus if employment is terminated during the Employment Period by the Company (other than for cause or disability) or by the executive due to significant changes in his working conditions or status without his consent. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control. During the Employment Period, the executive's employee benefits such as health, accident and life insurance will be continued until comparable benefits are available from a new employer. The termination payment and amount of benefits may be reduced to the extent necessary to avoid an "excess parachute payment" under the Internal Revenue Code but if, notwithstanding any such reduction, the executive is required to pay any excise tax, penalties or interest with respect to the termination payment and benefits, the Company is required to make a cash payment to him designed to compensate for such taxes, penalties and interest. In addition, the Company has agreed to pay Mr. Belcher a severance payment of two year's salary (and continue to provide health insurance for two years) if his employment with the Company is terminated other than for cause or disability prior to a change of control. The Company has also agreed to pay Mr. Belcher an additional retirement benefit of $15,000 for each year of service up to five years less the amount he is entitled to receive either under the Company's Employees Pension Plan and Supplemental Retirement Plan or pursuant to the provisions of his termination agreement described above which provide for the payment of additional pension benefits in the event of his termination following a change of control. The additional retirement benefit would be reduced by 50% in the event of Mr. Belcher's death and would be paid to his spouse for her life.

             The Company has deferred compensation plans for key employees in which the named executive officers are eligible to participate and which provide for deferral of salary and cash incentive compensation. Payments under the deferred compensation plans generally commence following retirement of the participant. However, in the event of a change of control, a participant in the deferred compensation plans will receive a lump sum payment. The lump sum payment will be equal to the present value of the participant's future benefits if the participant is receiving benefits at the time of such change of control or the amount standing to the participant's credit in his or her deferred compensation account if the participant is not otherwise entitled to receive benefits at the time of such change of control. Payment of such deferred amounts generally begins following the retirement of the participant and is not subject to acceleration in the event of a change of control of the Company. The Company has entered into an executive trust agreement with Firstar Trust Company to provide a means of segregating assets for the payment of these benefits (as well as benefits under the Company's Supplemental Retirement
   Plan), subject to claims of the Company's creditors. Such trust is only nominally funded until the occurrence of a potential change of control.

             The Company also has an agreement with Mr. Henseler providing for monthly payments of $2,000 for 120 months in the event that Mr. Henseler's employment is terminated by the Company or as a result of his death or if Mr. Henseler retires after age 62. The agreement provides that Mr. Henseler may designate a beneficiary to receive the payments to which he is entitled in the event of his death prior to the receipt of any or all such payments. Payments under the agreement may be forfeited in the event Mr. Henseler engages in specified competitive activities during the first four years following his retirement or such termination.

   Committee Report on Executive Compensation

             The Compensation Committee of the Board is responsible for all aspects of the Company's compensation package offered to its executive officers, including the named executive officers, other than for awards under the Company's equity-based incentive compensation plans. Awards under the Company's equity-based plans (including the Company's stock option plans) are made by the Stock Option Committee of the Board. The following is a joint report of the Compensation Committee and the Stock Option Committee:

             Policies Governing Executive Compensation. The Company's general policies relating to executive compensation are: (a) to establish a direct link between executive compensation and the annual, intermediate-term and long-term performance of the Company; (b) to provide performance-based compensation opportunities (including equity-based awards) which allow executive officers to earn rewards for maximizing shareholder value;
   (c) to attract and retain the key executives necessary for the Company's long-term success; and (d) to reward individual initiative and the achievement of specified goals. In applying these general policies, the objective of the Compensation Committee and the Stock Option Committee has been to ensure that a significant portion of the compensation paid to senior executive officers, such as the named executive officers, be incentive-based since these individuals have significant control and responsibility for the Company's direction and performance. The intent of the Compensation Committee and the Stock Option Committee is that there would be greater variability in the levels of compensation paid to these officers which is directly linked to Company performance.

             Executive Compensation Package. As reflected under the section entitled "Executive Compensation," the Company's executive compensation package currently consists of a mix of salary, bonus awards and stock option grants as well as benefits under the employee benefit plans offered by the Company.

             In setting and adjusting executive salaries, including the salaries of the Chief Executive Officer and the other named executive officers, the Compensation Committee, in conjunction with independent compensation consultants, has historically compared the base salaries paid or proposed to be paid by the Company with the ranges of salaries paid by corporations of similar size relative to the Company and operating in comparable industries. The companies in the comparison group, which were selected based on their size and performance compatibility, manufacturing orientation and geographic diversity, are not solely in the graphic arts industry and accordingly are not necessarily the companies in the peer group identified in the section entitled "Performance Information." It is the judgment of the Compensation Committee that a review of the compensation practices of companies with the characteristics of the comparison group is appropriate in establishing competitive salary ranges for the Company's executive officers.

             Based on its analysis of comparative data, the Compensation Committee increased the minimum, midpoint and maximum ranges for each salary grade by 2.5%. The Compensation Committee also approved a 4.5% guideline for 1997 executive officer base salary increases, subject to individual variances to reflect above or below average performance. In establishing salaries for each individual executive officer, Mr. Belcher, the Company's Chief Executive Officer, made specific recommendations for salary adjustments (other than his own) to the Compensation Committee based on the foregoing guidance provided by the Committee as well as a review of industry comparables, the level of responsibility delegated to the particular executive officer, the expertise and skills offered by each officer and the officer's individual job performance. These various factors were considered on a case-by-case basis and no specific formula was used to give any one factor a relative weight as compared to the others. The Compensation Committee reviewed the foregoing recommendations and then made final decisions on the base salaries to be paid by the Company. The Compensation Committee also reviewed and fixed the base salary of Mr. Belcher for 1997 based on similar competitive compensation data and individual job performance criteria. The base salary paid to Mr. Belcher for fiscal 1997 was $419,000.

             In addition to base salary, it is the policy of the Compensation Committee to provide a substantial portion of each executive officer's total compensation through annual and intermediate-term incentive plans which provide awards based on Company performance. The purpose of these plans is to more closely align compensation to the Company's annual and intermediate-term financial performance and to reward key employees for the achievement of certain other specified goals.

             During 1997, the Company had in effect a Management Incentive Award Plan (the "MIAP"). The MIAP provided an opportunity for key employees of the Company (including the Chief Executive Officer and the other named executive officers) to earn cash bonus awards if the Company's return on equity equaled or exceeded 13% and certain other Company-wide and, where appropriate, operating group goals were achieved. The Company-wide and operating group goals established under the MIAP were reviewed and approved on an annual basis by the Compensation Committee. Under the MIAP for 1997, and assuming that the return on equity threshold was achieved, awards paid to executive officers serving in one of the Company's operating groups generally were to be based 25% on the achievement of an established goal for pre-tax earnings on a Company-wide basis and 75% on the achievement of specific operating group goals. The operating group goals were tailored to reflect management's objectives regarding each individual operating group. In 1997, each operating group had as its primary operating group goal targets relating to (a) operating income or pre-tax earnings and (b) economic profit. During 1997, executive officers who had corporate (as compared with operating group) responsibilities were eligible to receive bonus awards under the MIAP based on the Company meeting the return on equity threshold and achieving pre-tax earnings and economic profit targets. The MIAP provided that awards thereunder be made on a continuum subject to minimum, targeted and maximum amounts and reflect varying percentages of salary based on the individual's respective salary grade. Subject to certain limitations, special awards to specified participants were permitted under the MIAP even if the return on equity target was not met if the Compensation Committee determined that such participants contributed substantially to improved performance. Despite improved operating performance, the Company did not reach its MIAP thresholds and accordingly no bonuses were paid for 1997 to the Company's executive officers under the MIAP. Bonuses were paid to certain other participants under the MIAP pursuant to the Compensation Committee's discretionary authority.

             During 1997, the Company also had in effect a Long Term Incentive Plan (the "LTIP"). The LTIP was intended to provide intermediate-term performance incentives for the Company's key employees, including the named executive officers. The LTIP offered cash awards for the achievement of specified targets for return on equity over successive three-year performance periods. The targets were approved by the Compensation Committee in conjunction with its review of the return on equity achieved by a group of peer companies in the graphic arts industry. This peer group was not limited to those companies constituting the peer group described in the section entitled "Performance Information." The Compensation Committee believed that reviewing performance of a broader range of companies was appropriate in setting performance targets under the LTIP. Assuming performance targets under the LTIP were met, the magnitude of the awards was based on the extent to which goals were achieved or surpassed and the particular employee's salary. For the three-year performance period ended January 3, 1998, no awards were earned by any participant under the LTIP.

             Effective January 1, 1998, the Compensation Committee adopted the Banta Corporation Economic Profit Incentive Compensation Plan (the "EP Incentive Plan") to replace the MIAP. The EP Incentive Plan emphasizes economic value creation which occurs when a business generates a financial return that exceeds the total cost of capital employed. The Compensation Committee believes that an analysis based on economic profit provides a better benchmark for evaluating and rewarding management's performance than the bonus formula under the MIAP. Specifically, the EP Incentive Plan defines economic profit as the difference between (a) net operating profit after tax and (b) the charge for capital employed in the business. The EP Incentive Plan is designed to reward executive officers and key managers for productive use of Company assets, reduction of costs and creation of efficiencies throughout the Company's organization. Under the EP Incentive Plan, target bonuses calculated as a percentage of salary are fixed by the Compensation Committee. Awards paid to participants serving in an identified "value center" (e.g., a specific operating group) under the EP Incentive Plan are based in part on total Company performance with the remainder of the award based on the performance of the respective value center(s). Awards to participants with corporate responsibilities are based entirely on Company performance. Target economic profit levels have been established by the Committee and will adjust on an annual basis by a predetermined formula subject to Committee approval. The EP Incentive Plan also incorporates a "bonus bank" into which that portion of an award, if any, in excess of 200% of target is credited. Such bonus amounts are thereafter scheduled to be paid out over time, but remain "at risk" and subject to total loss or partial offset depending on future Company and value center performance as determined under the EP Incentive Plan. Depending upon performance, the bonus bank may have a negative balance that would need to be offset before payments could be made from the bank. Participants under the EP Incentive Plan will first be eligible to receive awards thereunder for performance relating to the fiscal year ending January 2, 1999.

             The Compensation Committee also adopted, effective January 1, 1998, the Banta Corporation Economic Profit Long-Term Incentive Compensation Plan (the "EP Long-Term Plan") as a successor to the LTIP. The EP Long-Term Plan is similar to the EP Incentive Plan. Awards paid under the EP Long-Term Plan are paid based entirely on Company performance and are paid out in three annual installments. The payouts which are deferred remain "at risk" and subject to total loss or partial offset depending on future Company performance. Similar to the EP Incentive Plan, the EP Long-Term Plan contemplates that the bonus bank may have a negative balance based on the performance levels achieved. The Committee believes that employing an economic profit formula to provide long-term incentive opportunities for management personnel provides a more favorable link to the goal of maximizing long-term shareholder value than was offered by the LTIP. Participants under the EP Long-Term Plan will first be eligible to receive awards thereunder for performance relating to the fiscal year ending January 2, 1999.

             In addition to the foregoing annual and long-term incentive plans, the Company's executive compensation package includes stock option grants. Under the 1995 Plan, the Stock Option Committee also has the authority to grant, in addition to stock options, other equity-based awards, including stock appreciation rights, restricted stock and performance shares. To date, however, only stock options have been granted under the Company's equity-based plans. Stock options granted by the Company have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant and, accordingly, the value of the option will be dependent on the future market value of the Common Stock. It has been the policy of the Stock Option Committee that options should provide a long-term incentive and align the interests of management with the interests of shareholders.

             In determining proposed stock option grants to be made to the Company's executive officers, the Stock Option Committee compares, in consultation with the Company's independent compensation consultants, option grants made by a selected group of peer companies. In 1997, the peer group companies, some of which are included in the peer group described in the section entitled "Performance Information," consisted of publishing/manufacturing companies with (a) annual revenues of $500 million to $1 billion, (b) a market capitalization of between $600 million and $900 million, and (c) a return on invested capital of between 10% and 20%. Based on this comparison group, the Stock Option Committee made stock option grants to the Company's executive officers at slightly above the median level for the peer group companies. Based on this analysis, Mr. Belcher received an option to purchase 55,000 shares of Common Stock at a per share exercise price of $26.375. By tying a portion of each executive officer's overall compensation to stock price through the grant of options, the Stock Option Committee seeks to enhance its objective of providing a further incentive to maximize long-term shareholder value.

             In connection with the equity-based plans, the Company endorses the policy that stock ownership by management is an important factor in aligning the interests of management and shareholders. The Company has adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, management personnel are expected to own a specified number of shares of Common Stock depending upon their respective salary grade. The Stock Option Committee considers an individual's compliance with the stock ownership guidelines in determining the size of equity-based grants.

             The Company's policy with respect to other employee benefit plans is to provide competitive benefits to the Company's employees, including executive officers, to encourage their continued service with the Company. In the view of the Compensation Committee and the Stock Option Committee, a competitive benefits package is an essential component in achieving the Company's goal of being able to attract new key employees from time to time as events warrant.

             Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee and the Stock Option Committee currently intend to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.

        BANTA CORPORATION                 BANTA CORPORATION
        COMPENSATION COMMITTEE            STOCK OPTION COMMITTEE

        Bernard S. Kubale, Chairperson    Jameson A. Baxter, Chairperson
        Jameson A. Baxter                 George T. Brophy
        William J. Cadogan                William J. Cadogan
        Richard L. Gunderson              Henry T. DeNero
        Donald Taylor                     Donald Taylor
        Michael J. Winkler

   Compensation Committee Interlocks and Insider Participation

             During 1997, the Compensation Committee consisted of Ms. Baxter and Messrs. Cadogan, Gunderson, Kubale (Chairperson), Taylor and Winkler. During 1997, the Stock Option Committee consisted of Ms. Baxter (Chairperson) and Messrs. Brophy, Cadogan, DeNero and Taylor. Mr. Kubale is a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin. Foley & Lardner has served as legal counsel to the Company for many years.

                             PERFORMANCE INFORMATION

             Set forth below is a line graph comparing during the last five years the Company's cumulative total shareholder return with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and companies in a peer group selected in good faith by the Company. The total return information presented in the graph assumes the reinvestment of dividends. The companies in the peer group are: Big Flower Press Holdings, Inc.; Cadmus Communications Corp.; Courier Corp.; Devon Group, Inc.; R. R. Donnelley & Sons Company; Quebecor Inc.; and World Color Press, Inc. The returns of each company in the peer group have been weighted based on such company's relative market capitalization.

                 Comparison of Five Year Cumulative Total Return
         Among Banta Corporation, S&P 500 Index and Peer Group Companies

                            [STOCK PERFORMANCE CHART]

                                          December 31,
                             1992   1993   1994   1995   1996    1997
   Banta Value . . . . . .   $100   $133   $113   $167   $132    $159
   S&P 500 Composite . . .    100    110    112    153    189     251
   Peer Group  . . . . . .    100     98     97    132    114     135


                         INDEPENDENT PUBLIC ACCOUNTANTS

             On February 3, 1998, the Board selected the firm of Arthur Andersen LLP, which served as independent certified public accountants for the fiscal year ended January 3, 1998, to serve in such capacity for the current fiscal year. It is expected that representatives of such firm will be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

                                  OTHER MATTERS

   Solicitation Expenses

             All expenses of solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies, and expects to pay such firm a fee of approximately $3,000 plus out-of-pocket expenses. Brokers, nominees and custodians who hold Common Stock in their names and who solicit proxies from the beneficial owners will be reimbursed by the Company for out-of-pocket and reasonable clerical expenses.

   Section 16(a) Beneficial Ownership Reporting Compliance

             Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The regulations of the Securities and Exchange Commission require the officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based on such forms, the Company believes that all its officers and directors have complied with the Section 16(a) filing requirements.

                              SHAREHOLDER PROPOSALS

             A shareholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in the Company's proxy materials must submit the proposal to the Company in advance of the meeting. Proposals for the annual meeting to be held in 1999 must be received by the Company at its principal office no later than November 20, 1998. In addition, a shareholder who otherwise intends to present business at any annual meeting (including nominating persons for election as directors) must comply with, among other things, the notice requirements set forth in the Company's By-laws.

                                      By Order of the Board of Directors
                                      BANTA CORPORATION

                                      /s/ Ronald D. Kneezel

                                      Ronald D. Kneezel
                                      Secretary

             The Company will furnish to any shareholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year 1997. Requests for the Form 10-K must be in writing and addressed to Gerald A. Henseler, Executive Vice President and Chief Financial Officer, Banta Corporation, P.O. Box 8003, Menasha, Wisconsin 54952.

   -----------------------------------------------------------------------
                                BANTA CORPORATION
       Proxy for Annual Meeting of Shareholders to be held April 28, 1998

         The undersigned constitutes and appoints DONALD D. BELCHER AND RONALD D. KNEEZEL, or either of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote as designated below, all shares of Banta Corporation which the undersigned is entitled to vote at the annual meeting of shareholders of such corporation to be held at the Paper Valley Hotel & Conference Center, 333 West College Avenue, Appleton, Wisconsin on April 28, 1998, at 2:00 P.M., Central Time, and at all adjournments or postponements thereof.

    1.  ELECTION OF DIRECTORS  [_]  FOR all nominees   [_]  WITHHOLD
                                    listed below            AUTHORITY
                                    (except as marked       to vote for all
                                    to the contrary         nominees listed
                                    below)                  below

       Jameson A. Baxter, Donald D. Belcher, George T. Brophy, William J.
                 Cadogan, Henry T. DeNero, Richard L. Gunderson,
          Gerald A. Henseler, Bernard S. Kubale and Michael J. Winkler

    (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
       -------------------------------------------------------------------

    2. In their discretion upon all such other business as may properly come before the meeting.

       THE UNDERSIGNED HEREBY REVOKES ANY OTHER PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED FOR THE MEETING AND ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING AND THE PROXY STATEMENT.

                         (Please sign on the other side)
    ------------------------------------------------------------------------

    PROXY NO.              (Continued from other side)         NO. OF SHARES

         The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder; but, if no direction is indicated, this proxy will be voted FOR Item 1.

                                DATE:___________________________, 1998

                                Signature__________________________________

                                Signature if held jointly__________________

                                Please sign exactly as your name appears on
                                your stock certificate.   Joint owners
                                should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

              PLEASE SIGN AND MAIL PROXY IN THE ENCLOSED ENVELOPE.
                              NO POSTAGE  REQUIRED.
                      THIS PROXY IS SOLICITED ON BEHALF OF
                  THE BOARD OF DIRECTORS OF BANTA CORPORATION.